Exhibit 99.60

DATE: 12 NOVEMBER 2025

AMENDMENT DATE: 27 MARCH 2026

confirmation OF Equity swapS

Between

ATLAS INVESTISSEMENT

AND

SOCIETE GENERALE

Date:	12 November 2025
Amendment Date:	27 March 2026
To:

Atlas Investissement, société par actions simplifiée, having its registered office at 16 rue de la Ville L'Evêque, 75008 Paris, France, registered with the Registre du Commerce et des Sociétés of Paris under the number 908 070 188, duly represented for the purposes hereof ("Party B")

From:

SOCIÉTÉ GÉNÉRALE, a société anonyme, having its registered office at 29 boulevard Haussmann, 75009 Paris, registered with the Registre du Commerce et des Sociétés of Paris under the number 552 120 222 R.C.S. Paris and with ADEME number FR231725_01YSGB("Party A", together with "Party B", the "Parties")

Ref:	Equity Swaps

The purpose of this document is to confirm the terms and conditions applicable to all equity swaps entered into between us on, or after, the Transaction Date of the Transaction specified below (the "Equity Swap", each an "Equity Swap(i)" (with "(i)" being the relevant number given to such Equity Swap in accordance with paragraph 2.1 below), and all Equity Swaps shall form one "Transaction") in accordance with the provisions hereof. This document constitutes the Confirmation of this Transaction (as amended from time to time between the Parties, the "Confirmation 2") referred to in the Master Agreement referred to below.

The Parties entered into an FBF Master Agreement relating to Transactions on Forward Financial Instruments (English version published in July 2014) on the date hereof (together with all annexes, schedules, as amended from time to time between the Parties and together with the Confirmations, the "Agreement"). This Confirmation 2 supplements, forms part of and is subject to the provisions of the Agreement which are deemed to be part of this Confirmation 2. All provisions contained in, or agreed to be part of, the Agreement shall govern this Confirmation 2 except as expressly provided below.

The definitions and provisions of the Technical Schedule referred to in Article 2.3 of the Agreement (the "FBF Technical Schedules"), as amended by this Confirmation 2, shall form part of the Agreement.

In the event of any inconsistency between the provisions of this Confirmation 2 and the Agreement or the FBF Technical Schedules as amended by this Confirmation 2, the provisions of this Confirmation 2 shall prevail.

This Transaction is subject to the terms and conditions specified below.

The Parties agree to negotiate in good faith the terms of any increase of the Number of Shares(1), the Number of Shares(2), Number of Shares(3) and the Number of Shares(4) or of a new Equity Swap upon request by Party B.

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1.	General terms applicable to the Transaction

Transaction Date of the Transaction:	12 November 2025

Commencement Date of the Transaction:	The Commencement Date of the Transaction under the Confirmation 1 (as defined in the Agreement).

Maturity Date of the Transaction:	The Maturity Date of the Transaction under the Confirmation 1.

Agent:

Party A.

The Agent shall not be held liable by Party B for any determinations or calculations made by it or adjustments proposed or made by it in connection with the Transaction and this Confirmation 2, which are based on publications made by a third party firm or market participant or any other publishing organization, if such determinations, calculations or adjustments were made by the Agent in good faith and with all due care.

Article 8 of the Technical Schedule "Equity Option and Basket Option (2008 version)" is amended as follows

-	any reference to the Option shall be read as a reference to the Transaction;

-	the following paragraph is added after the second paragraph:

"In the event that the Parties are unable to agree on the appointment of a common agent within one (1) Business Day following the dispute of a determination, calculation or adjustment, the Parties shall each appoint a leading market participant in the Transaction which shall not be an Affiliate of Party A or Party B, neither an Other Bank or an Affiliate of an Other Bank. The two participants so designated by the Parties shall in turn designate a third party as their common agent to carry out the disputed determination, calculation or adjustment. Party A and Party B shall pay equally any costs of any common agent(s);"

-	such dispute shall not suspend any payment obligations under the Transaction pursuant to the determination, calculation or adjustment provided that the relevant Party shall pay, or return, to the other Party the payment differential (if any) within two (2) Business Days following the notice of the final determination, calculation or adjustment made by the common agent; and

-	the Parties acknowledge that the common agent so appointed shall be, as the case may be, the agent under the Prepaid Forwards and that any determination, calculation or adjustment made by the common agent under this Transaction shall be consistent with the determination, calculation or determination made under the Prepaid Forwards.

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Shares:	Means the common shares (ISIN: LU0038705702 / Ticker Bloomberg: TIGO US/ CUSIP : L6388F110) issued by the Issuer or any other shares that may be substituted in accordance with paragraph 5 hereof.

Issuer:	As defined in the Confirmation 1.

Currency 1:	USD

Currency 2:	EUR

Average Reference Price:	Means, on any date, an amount in USD equal to (i) the sum of the Notional Amount(1) and the Notional Amount(3), as of the Commencement Date(3) divided by (ii) the sum of the Number of Shares(1) and the Number of Shares(3), as of the Commencement Date(3), as adjusted in accordance with the provisions of paragraph 5 below.

Early Unwind Date(i):	As defined in paragraph 3.

Early Unwind Events(i):	As defined in paragraph 3.

Exchange:	Means Nasdaq Global Select Market or its successor subject to the terms of paragraph 5.

Exchange Business Day:	As defined in the Confirmation 1.

Link with the Transaction under the Confirmation 1:	This Transaction is linked to the Transaction (as defined in the Confirmation 1) under the Confirmation 1. Consequently, any termination or unwind, in whole or in part, of the Transaction under the Confirmation 1 shall automatically result in the termination or unwind, to the same extent, of this Transaction and consequently the related provisions in this Confirmation 2 shall apply and the determination of any amount (including but not limited to any Notional Amount(i), any Reference Price(i), any Number of Shares(i), any Number of Unwound Shares(i), the Final Price(i)) or date made by the Agent under this Transaction shall be the same as the corresponding determinations made by such Agent in connection with the Transaction (as defined in the Confirmation 1) entered into pursuant to the Confirmation 1.

Number of Shares:

Means, on any day, a number of Shares equal to the sum of all the outstanding Number of Shares(i) on such date.

For the avoidance of doubt, the Number of Shares under this Transaction shall at all times be equal to the Number of Shares (as defined in the Confirmation 1) under the Confirmation 1.

Number of Unwound Shares(i):	As defined in paragraph 3.

Prepaid Forwards:	Means each of the prepaid forwards entered into by the Parties simultaneously with the entry into of the corresponding Equity Swap(i), governed by the Agreement and by the Confirmation 1.

Rounding:	As defined in the Confirmation 1.

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2.	TERMS OF EACH EQUITY SWAP(i)

2.1	General terms of the Transaction

Transaction Date(i):	Means, with respect to any Equity Swap(i), the Transaction Date of such Equity Swap(i), being the Transaction Date(i) (as such term is defined in the Confirmation 1) of the corresponding Prepaid Forward(i).

Commencement Date(i):	Means, with respect to any Equity Swap(i), the Commencement Date of such Equity Swap(i), being the Commencement Date(i) (as such term is defined in the Confirmation 1) of the corresponding Prepaid Forward(i).

Maturity Date:	With respect to any Equity Swap(i), the Maturity Date of the Transaction.

Notional Amount(i):	Means, with respect to any Equity Swap(i):

(i)	before the Commencement Date(i), zero (0);

(ii)	on the Commencement Date(i), the Initial Amount(i) (as defined in the Confirmation 1) of the corresponding Prepaid Forward(i);

(iii)	on any other day, as adjusted in accordance with the provisions of paragraph 5 below or as reduced by the relevant Number of Unwound Shares(i) in the event of an Early Unwind Event(i) in accordance with paragraph 3 below, multiplied by the Reference Price(i)

Number of Shares(i):	Means, with respect to any Equity Swap(i), the Number of Shares(i) (as defined in the Confirmation 1) of the corresponding Prepaid Forward(i).

Reference Price(i):	Means, with respect to any Equity Swap(i), the Reference Price(i) (as defined in the Confirmation 1) of the corresponding Prepaid Forward(i).

Settlement Currency(i):	Means, with respect to any Equity Swap(i), the Settlement Currency(i) (as defined in the Confirmation 1) of the corresponding Prepaid Forward(i).

(i):	Means the number attributed to each Equity Swap(i), it being specified that the number "(i)" attributed to any Equity Swap(i) will be the same number "(i)" attributed to the corresponding Prepaid Forward(i) entered into on the same day.

2.2	Payments under the Transaction

2.2.1	Floating Amount 1(i) payable under each Equity Swap(i)

Payment of Floating Amount 1(i):

Party A shall pay to Party B on the Floating Amount 1 Payment Date(i), with respect to any Equity Swap(i), an amount in the Settlement Currency(i) equal to the Floating Amount 1(i), if the Floating Amount 1(i) determined by the Agent on the Floating Amount 1 Valuation Date(i) is a positive amount.

If the Floating Amount 1(i) determined by the Agent on the Floating Amount 1 Valuation Date(i) is a negative amount, then Party B shall pay to Party A on the Floating Amount 1 Payment Date(i) the absolute value of the Floating Amount 1(i).

Floating Amount 1 Payment Date(i):

The Maturity Date of the Transaction, it being understood that in the event of an Early Unwind Event(i) of any Equity Swap(i), the Floating Amount 1 Payment Date(i) corresponding to the applicable Number of Unwound Shares(i) shall be the applicable Early Unwind Date(i).

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Floating Amount 1 Valuation Date(i):

The date falling on the Exchange Business Day preceding the Maturity Date of the Transaction, it being understood that in the event of an Early Unwind Event(i), the Floating Amount 1 Valuation Date(i) relating to the applicable Number of Unwound Shares(i) shall be the date falling on the Exchange Business Day preceding the relevant Early Unwind Date(i).

Floating Amount 1(i):

Means, with respect to any Equity Swap(i), for the Floating Amount 1 Payment Date(i), an amount in the Settlement Currency(i) determined by the Agent on the Floating Amount 1 Valuation Date(i) to which the Floating Amount 1 Payment Date(i) relates, pursuant to the following formula:

In respect of the Equity Swap(1):

Floating Amount 1(1) = (Final Price(1) – Reference Price(1)) × Number of Shares(1)

In respect of the Equity Swap(2):

Floating Amount 1(2) = (Final Price(2) × FX(T) – Reference Price(2)) × Number of Shares(2)

In respect of the Equity Swap(3):

Floating Amount 1(3) = (Final Price(3) – Reference Price(3)) × Number of Shares(3)

In respect of the Equity Swap(4):

Floating Amount 1(4) = (Final Price(4) × FX(T) – Reference Price(4)) × Number of Shares(4)

Where

"Final Price(i)" means, with respect to a Floating Amount 1 Valuation Date(i), the open price of the Share on the Exchange as determined by the Agent on such Floating Amount 1 Valuation Date(i);

"Number of Shares(i)" means, with respect to any Equity Swap(i), for the purposes of the calculation of the Floating Amount 1(i), the outstanding Number of Shares(i) on the relevant Floating Amount 1 Valuation Date(i), or in the event of an Early Unwind Event(i), the applicable Number of Unwound Shares(i).

"FX(T)" means, with respect to a Floating Amount 1 Valuation Date(2) or a Floating Amount 1 Valuation Date(4), as the case may be, the Spot FX Rate as of the Floating Amount 1 Valuation Date(2) or the Floating Amount 1 Valuation Date(4), as applicable, as determined by the Agent.

2.2.2	Floating Amounts 2(i) payable by Party B under the Transaction

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Floating Amount 2(i):

With respect to an Equity Swap(i), subject to the provisions of "Calculation Period" below in this paragraph 2.2.2, on each Floating Amount 2 Payment Date(i), Party B shall pay to Party A an amount in the Settlement Currency(i) equal to the Floating Amount 2(i) for the relevant Calculation Period, calculated by the Agent in accordance with the following formula:

Floating Amount 2(i) = ESNA(i) × (Floating Rate 2(i) + Spread(i)) × Basis

Where:

"ESNA(i)" means, for each Calculation Period and the relevant Equity Swap(i), the Notional Amount(i) existing immediately prior to the last day of the relevant Calculation Period.

"Floating Rate 2(i)" means (a) for the Floating Amount 2(1) and the Floating Amount 2(3), CME Term SOFR (as defined in Exhibit 1 hereto) and (b) for the Floating Amount 2(2) and the Floating Amount 2(4) EUR-EURIBOR-Reuters. If the Floating Rate 2(i) is negative, it is deemed to be zero.

Floating Amount 2 Payment Dates(i):

With respect to an Equity Swap(i), 28 February, 31 May, 31 August and 30 November of each year, provided that the first Floating Amount 2 Payment Date(1) shall be 2 March 2026, and the last Floating Amount 2 Payment Date(i) shall be the Maturity Date, in each case subject to the Business Day Convention.

Spread(1):	As set out in Exhibit 2 hereto.

Spread(2):	As set out in Exhibit 2 hereto.

Spread(3):	As set out in Exhibit 2 hereto.

Spread(4):	As set out in Exhibit 2 hereto.

Floating Rate 2(i) Determination Date:	Means the first day of the applicable Calculation Period.

Designated Maturity:	Means three (3) months except that for any Calculation Period of less than three (3) months, the Linear Interpolation provisions below shall apply.

Linear Interpolation:	Means, for a Calculation Period of less than three (3) months, that the Floating Rate 2 applicable to such Calculation Period is determined by the Agent from interpolating on a linear basis the rate available for the longest period that is immediately shorter than the applicable Calculation Period and the rate available for the shortest period that is immediately longer than the applicable Calculation Period.

Basis:	Actual/360

Calculation Period:	Means each period commencing on and including the preceding Floating Amount 2 Payment Date(i) and ending on and excluding the following Floating Amount 2 Payment Date(i), provided that:

(i)	the first Calculation Period of the Equity Swap(1) and the Equity Swap(2) shall commence on and include the Commencement Date of the Transaction and end on and exclude the first Floating Amount 2 Payment Date(i) immediately following such date;

(ii)	the first Calculation Period of the Equity Swap(3) and the Equity Swap(4) shall commence on and include the Commencement Date(3) and end on and exclude the first Floating Amount 2 Payment Date(i) immediately following such date; and

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(ii)	the last Calculation Period of an Equity Swap(i) shall commence on and include the Floating Amount 2 Payment Date(i) immediately preceding the Maturity Date and ends on and exclude the Maturity Date.

2.2.3 Fixed Amount 1 payable by Party B

Fixed Amount 1:	On the Commencement Date of the Transaction, Party B shall pay to Party A an amount as set out in Exhibit 2 hereto.

2.2.4 Fixed Amount 2 payable by Party B

Fixed Amount 2:	On the Commencement Date(3), Party B shall pay to Party A an amount as set out in Exhibit 2 hereto

2.2.5 Fixed Amount 3 payable by Party B

Fixed Amount 3:	Upon written consent from Party A and the Other Banks to extend the Maturity Date as indicated in paragraph 1 of the Confirmation 1, Party B shall pay to Party A, on the second (2nd) Business Day following the acceptance by Party A of the Extended Maturity Date and as the case may be the Second Extended Maturity Date, an amount as set out in Exhibit 2 hereto.

3.	Early Unwind OF EACH EQUITY SWAP(i)

Early Unwind Events(i):	With respect to any Equity Swap(i), any of the following events:

(i)	any Optional Early Unwind by Party B;

(ii)	any of the Mandatory Early Unwind Events.

Optional Early Unwind by Party B:

Any notification to Party A and the Agent by Party B of an Early Unwind Event(i) in relation to any Prepaid Forward(i) pursuant to paragraph 4 of Confirmation 1 shall be deemed to be a notification of an Early Unwind Event(i) under the corresponding Equity Swap(i), without any notification by Party B, and in respect of which:

(i)	the number of Unwound Shares(i) (the "Number of Unwound Shares(i)") under the relevant Equity Swap(i) is equal to the relevant Number of Unwound Shares(i) of the corresponding Prepaid Forward(i) under the Confirmation 1; and

(ii)	the applicable Early Unwind Date(i) of the relevant Equity Swap(i) is the corresponding Early Unwind Date(i) of the corresponding Prepaid Forward(i) under the Confirmation 1.

Mandatory Early Unwind Events:

The occurrence of any Mandatory Early Unwind Event in respect of any Prepaid Forward(i) under the Confirmation 1 shall trigger automatically the occurrence of a Mandatory Early Unwind Event in respect of the corresponding Equity Swap(i) under this Confirmation 2 on the same Early Unwind Date(i), and with the same Number of Unwound Shares(i) under the Confirmation 1.

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Consequences of an Early Unwind:	In the event of the occurrence of an Early Unwind Event(i) of any Equity Swap(i) pursuant to the above paragraph, the following shall apply:

(i)	the provisions of paragraph 2.2.1 above shall apply and the Parties shall make the corresponding payments, where:

(A)	any reference to the Maturity Date shall be read as a reference to the applicable Early Unwind Date(i),

(B)	any reference to the Number of Shares(i) shall be read as a reference to the applicable Number of Unwound Shares(i), and

(ii)	the provisions of paragraph 2.2.2 shall apply and Party B shall make the corresponding payment on the applicable Early Unwind Date(i), where any reference to the relevant Notional Amount(i) shall be read as a reference to the Unwind Amount(i) (as defined below) on the basis of the actual number of days between and including the last Floating Amount 2 Payment Date(i) until, and excluding, the applicable Early Unwind Date(i), without prejudice to the provisions of paragraph 2.2.3 above.

The Number of Shares(i) shall be reduced by the relevant Number of Unwound Shares(i) and the Notional Amount(i) shall be reduced by the relevant Unwind Amount(i) on the Early Unwind Date(i) immediately following the payments referred to above.

Break Costs(i):

If an Early Unwind Date(i) occurs on a day that is not a Floating Amount 2 Payment Date(i), Party B shall pay to Party A, on the third (3rd) Business Day following the date of calculation and notification by Party A to Party B, the Break Cost(i) in an amount in the Settlement Currency(i) equal to the difference, if positive, between:

(a)	an amount in the Settlement Currency(i) calculated as follows:

Unwind Amount(i) x Floating Rate 2(i) × (N/360)

where:

"Floating Rate 2(i)" means the Floating Rate 2(i) (for the avoidance of doubt, excluding any Spread(i)) applicable to the relevant Calculation Period without applying the floor if the Floating Rate 2 is negative;

"N" means the actual number of days between, and including, the relevant Early Unwind Date(i), until and excluding the last day of the relevant Calculation Period; and

(b)	the amount that Party A would have been able to obtain by placing on deposit with a leading bank an amount in the Settlement Currency(i) equal to the Unwind Amount(i) (as defined below) for a period commencing on and including the relevant Early Unwind Date(i) and ending on and excluding the last day of the relevant Calculation Period.

Unwind Amount(i):	Means the amount by which the Notional Amount(i) shall be reduced on the relevant Early Unwind Date(i), being an amount equal to the product of the relevant Number of Unwound Shares(i) and the Reference Price(i).

Information of Party B:	If requested, Party A will provide Party B with reasonable details of the calculation of the Break Cost(i).

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4.	Market Disruption

If a Market Disruption Event (Dérèglement du Marché) occurs or is continuing on an Exchange Business Day or the open price of the Shares is not available on an Exchange Business Day, in each case, on which the Final Price (or, as the case may be, any Final Price(i)) is to be determined in accordance with the provisions of this Confirmation 2 (the "Scheduled Valuation Date"), the first Exchange Business Day prior to such date on which there is no Market Disruption Event (Dérèglement du Marché) and the open price of the Shares is available shall be deemed to be the relevant Scheduled Valuation Date.

5.	Extraordinary Events

The Parties agree to apply Article 6 of the Technical Schedule "Equity Option and Basket Option (2008 version)" (the "Technical Schedule Equity") for the purposes of treatment of extraordinary events (the "Extraordinary Events", each an "Extraordinary Event").

In this respect, (i) any reference to the Option or the Equity Option in article 6 of the Technical Schedule Equity shall be read as a reference to the Transaction, (ii) any reference to the Exercise Date shall be read as a reference to the Maturity Date (or the Early Unwind Date(i)), (iii) any reference to the Number of Options shall be read as a reference to the Number of Shares, the Number of Shares(i), the Number of Unwound Shares(i), (iv) the reference to the Exercise Price shall be read as a reference to the Reference Price(i) or the Average Reference Price, as the case may be, (v) the reference to the Parity shall be deleted and (vi) the reference to a termination in accordance with the terms described in Article 6.3 of the Technical Schedule Equity shall be read as a reference to a termination pursuant to Article 8 of the Agreement, provided that:

(a)	the Replacement Value of the Transaction shall be determined in accordance with the provisions of paragraph 6 below;

(b)	upon the announcement of an Extraordinary Event described in Article 6.2.1 (Event having a relutive or dilutive effect) of the Technical Schedule Equity, if the Agent determines that no adjustment that it could make under article 6.2.1 of the Technical Schedule Equity will preserve the fair value of the Transaction as existing prior to the occurrence of the relevant Extraordinary Event, the Agent will be entitled, upon notice given to the Parties, to terminate the Transaction in accordance with the terms described in Article 8 of the Agreement. Such notice shall specify the applicable Termination Date;

(c)	the Extraordinary Events refer to the event described in Article 6.2.1 of the Technical Schedule Equity, a Tender Offer, Merger Event, Delisting, Nationalisation, Insolvency Event, Insolvency Filing Event, or an Insolvency Proceeding Event;

(d)	Articles 6.2.2 to 6.2.5 of the Technical Schedule Equity shall be deleted and replaced as set out in Exhibit 2 hereto.

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6.	REPLACEMENT VALUE

Replacement Value:

The Replacement Value applicable to this Transaction shall be calculated according to the following formula, in the Termination Currency:

Replacement Value = Replacement Value(1) + Replacement Value(2) + Replacement Value(3) + Replacement Value(4) – Fixed Amount 2 (to the extent due but not yet paid, as the case may be) – Fixed Amount 3 (to the extent due but not yet paid, as the case may be)

Where :

Replacement Value(1) = (Final Price – Reference Price(1)) x Number of Shares(1) – Break Cost(1) – Accrued Floating Amount 2(1)

Replacement Value(2) = (Final Price x FX(T) – Reference Price(2)) x Number of Shares(2) – Break Cost(2) – Accrued Floating Amount 2(2)

Replacement Value(3) = (Final Price – Reference Price(3)) x Number of Shares(3) – Break Cost(3) – Accrued Floating Amount 2(3)

Replacement Value(4) = (Final Price x FX(T) – Reference Price(4)) x Number of Shares(4) – Break Cost(4) – Accrued Floating Amount 2(4)

In the event that any of the Replacement Value(i) calculated above is denominated in another Currency than the Termination Currency, for the purposes of the calculation of the Replacement Value, Party A will convert such amount into the Termination Currency by using the currency rate that it considers, in good faith, to be appropriate as of the Termination Date.

"Final Price" means the open price of the Share on the Exchange as determined by the Agent on the third (3rd) Exchange Business Day preceding the Termination Date.

"Number of Shares(i)" means, in respect of an Equity Swap(i), the Number of Shares existing immediately prior to the Termination Date.

"Accrued Floating Amount 2(i)" means, in respect of an Equity Swap(i), an amount equal to the accrued Floating Amount 2(i) for the period commencing on and including the last Floating Amount 2(i) Payment Date on which the Floating Amount 2(i) shall have been paid by Party B prior to the Termination Date, up to and including the Termination Date.

"Break Cost(i)" means, in respect of an Equity Swap(i), an amount determined in accordance with the definition of "Break Cost(i)" in paragraph 3 of this Confirmation 2, provided that any reference to the Early Unwind Event(i) shall be read as a reference to the Event of Default, the Change of Circumstances or Extraordinary Event, any reference to the Unwind Amount(i) shall be read as a reference to the Notional Amount(i) existing immediately prior to the Termination Date, and any reference to the Early Unwind Date(i) shall be read as a reference to the Termination Date designated in respect of such Event of Default, Change of Circumstances or Extraordinary Event.

"FX(T)" means the Spot FX Rate as of the third (3rd) Exchange Business Day preceding the Termination Date;

The Replacement Value shall be due by Party A if it is a positive amount; otherwise, the absolute value of the Replacement Value shall be due and payable by Party B.

7.	Accounts

Bank account of Party A: as set out in Exhibit 2 hereto.

Bank accounts of Party B: as set out in Exhibit 2 hereto.

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Please confirm your agreement to the above terms by returning the Confirmation duly signed by your authorized signatories.

Yours faithfully

On 12 November 2025, as amended on 27 March 2026.

Société Générale

Name:	Name:
Title: Authorised signatory	Title: Authorised signatory

Atlas Investissement

Name:
Title: Authorised signatory

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